Exhibit 3.23(b)

LIMITED LIABILITY PARTNERSHIP AGREEMENT

SHORELINE REAL ESTATE PARTNERS, LLP

a Texas limited liability partnership

This Limited Liability Partnership Agreement is entered into as of July 3, 2006, by and between USP Corpus Christi, Inc., a Texas corporation (“USP”), and CS/USP Surgery Centers, LP, a Texas limited partnership (“CS/USP”), as follows:

1. Formation, Purpose and Business of the Limited liability Partnership. USP and CS/USP, the Limited Liability Partners (“Partners”) hereby enter into and form a limited liability partnership (the “Partnership”) pursuant to the Texas Revised Partnership Act (the “Act”). The name of the Partnership shall be “Shoreline Real Estate Partners, LLP.” The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise expressly provided herein. The purpose of the Partnership is (1) to acquire Surgery Center Property pursuant to the Purchase and Sale Agreement, (2) to expand and convert the Surgery Center Property for use as a licensed ambulatory surgery center, (3) to enter into a Lease Agreement, (4) to own or lease, improve, repair, maintain, manage, sublease, replace, rebuild, alter, remodel, restore, sell, mortgage, hypothecate and otherwise use and deal with Surgery Center Property and any other real, personal or mixed property, and (5) to engage in any and all activities related or incident thereto, including without limitation the acquisition, ownership, improvement, sale, lease, sublease, mortgage or other use of or dealing with any real, personal or mixed property.

2. Addresses and Ownership Interests of the Partners. The address of the Partners is 15305 Dallas Parkway, Suite 1600 – LB 28, Addison, Texas 75001. USP shall make a capital contribution of $99.00 to the Partnership and shall own a 99% interest in the partnership, while CS/USP shall make a capital contribution of $1.00 to the Partnership and shall own a 1% interest in the partnership. No partner shall be required to make any additional contributions to the capital of the Partnership.

3. Principal Office and Registered Agent. The address of the principal office where records are to be kept or made available is 15305 Dallas Parkway, Suite 1600 – LB 28, Addison, Texas 75001. The name and address of the registered agent of the Partnership is CT Corporation 350 N. Paul Street, Dallas, TX 75201.

4. Term. The term of the Partnership shall be perpetual.

5. Allocations of Income and Distributions. All distributions and all allocations of income, gains, losses and credit shall be made in accordance with the ownership percentages of each Partner as set forth in paragraph 2 above.

6. Management by Managers. The Managers of the Partnership shall be the members of a Board of Managers which shall consist of one member appointed by the Partners. Partners may remove any Manager, expand or reduce the number of Managers or appoint new Managers at any time. The Managers shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership; provided, however, that all actions and decisions of the Managers shall be taken and made in a manner that is consistent with the terms of Partner’s Operating Agreements. The Managers shall maintain all books and records required by the Act to be maintained at the address specified above or at any other address designated by the Managers. The Managers shall have the right to designate a different registered agent and/or registered office for the Partnership by complying with the requirements of the Act. Partners hereby appoint Jonathan R. Bond as the initial Manager.

7. Officers. The Board of Managers may elect officers of the Partnership and delegate duties and authority to such officers. If any officer is elected without an express statement of the duties and authority of such officer, the duties and authority of such officer shall be the same as those given to an equivalent officer of a Texas business corporation under the Texas Business Corporation Act. Initially, the following officers of the Partnership are: Jonathan R. Bond, President; and John J. Wellik, Vice President, Secretary and Treasurer.

8. Indemnification. The Partnership shall indemnify and hold harmless the Partners and their employees, agents, officers, directors and representatives to the fullest extent permitted by the Act.

9. Withdrawal and Assignment. No Partner shall be permitted to withdraw from the Partnership, or to transfer, assign or pledge its interest in the Partnership, without a completed “Assignment and Assumption of Partnership Interest” statement.

10. Amendment. This Agreement may only be amended by all Partners of the Partnership. Any such amendment approved by the Partners may amend and restate this Agreement in its entirety and may add and/or substitute Partners and re-allocate the ownership interest of the Partners in the sole and absolute discretion of the Partners.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Partnership Agreement as of the date first above written.

Limited Liability Partners:

USP Corpus Christi, Inc.	CS/USP Surgery Centers, LP

by its General Partner:
CS/USP General Partners, LLC

/s/ John J. Wellik	/s/ John J. Wellik
John J. Wellik	John J. Wellik
Vice President	Vice President